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                                                                    EXHIBIT 99.1


EUPHONIX RECEIVES NEW BORROWING FACILITY OF UP TO $6.0 MILLION

RESTRUCTURING OF DEBT EXTENDS MATURITY DATE TO DECEMBER 2003

PALO ALTO, CA, November 29, 2001 /PRNewswire/--Euphonix, Inc. (OTC Bulletin
Board: EUPH.OB - news) today announced that it has secured a new borrowing facility of up to $6.0 million. The facility will be used to support investment in new product development and future operations. The facility was obtained from Dieter Meier and Walter Bosch, who are Directors of the Company and major investors and creditors of the Company. In addition, the Company has restructured its existing promissory notes, which included extending the maturity dates to December 2003.

The borrowing facility is in the form of a secured promissory note that is convertible into the Company's common stock, with warrant coverage in part based on the amount of the funds borrowed by the Company. The Company has received funds of $1 million from Messrs. Meier and Bosch in September and October of 2001, as initial advances under the new financing arrangement, leaving a total of $5 million remaining under the secured promissory note.

In connection with the new financing arrangement, the Company and the holders of all of the Company's existing convertible promissory notes have agreed to amend the existing promissory notes to, among other things, extend the maturity dates of the notes to December 31, 2003, and reduce the conversion rate of the notes to equal the average of the closing price per share for the three trading days immediately preceding the initial closing of this financing.

The Company will file the material financing documents as exhibits to a Current Report on Form 8-K with the Securities and Exchange Commission.

This press release contains forward-looking statements concerning the Company's ability to draw down the full $6.0 million under the lending arrangement. The Company may not be able to receive the full $6.0 million if it is unable to satisfy conditions to the lending at the time of each advance. These conditions include the following: the material accuracy of the representations and warranties in the note; the absence of any law, order or rule prohibiting the transactions contemplated by the Note; the absence of any outstanding events of default; the ability of the Company to certify that there are no reasonably expected events of default; and the absence of any liens senior to that created by the note (except those liens expressly permitted by the note). If the Company cannot satisfy the conditions to the lending at the time of each advance, the investors will not be obligated to make such an advance, and the Company's business will be significantly harmed.

About Euphonix
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Based in Palo Alto, California, Euphonix develops, manufactures and supports networked digital audio systems for film/post production, broadcast, music, sound reinforcement and multimedia applications. In addition, Euphonix is developing software, hardware and support services for Internet-enabled audio production throughout the entertainment industry.

Founded in 1988, Euphonix has delivered more large format digital-control mixing consoles worldwide than any other manufacturer and is the first professional console manufacturer to deliver the combination of a 24bit 96kHz audio console and 48 track multi-track recorder to the industry. For more information call
(650) 855-0400 or visit the Euphonix Web Site at http://www.euphonix.com.